Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2021, with respect to the consolidated financial statements of Wheels Up Partners Holdings LLC and Subsidiaries contained in the Final Prospectus, filed on August 24, 2021, relating to the Registration Statement on Form S-1, as amended (File No. 333-258418), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

New York, New York
September 17, 2021